The share exchange described in these frequently asked questions and answers involve securities of a foreign company.  This share exchange is subject to disclosure requirements of Japan that are different from those of the United States.  Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country.  You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

  Frequently Asked Questions and Answers Regarding the Basic Agreement Concerning a Business Integration through a Share Exchange of The Joyo Bank, Ltd. and Ashikaga Holdings Co., Ltd.

(Excerpt)

B.  Overview of the Business Integration
B-7	What change will happen after the integration? (What is the strength of each bank?)

・
The new financial group to be established after the integration will have a wide area network covering nine prefectures with 331 branches, which will be nation’s largest branch network among regional financial institutions.  We believe that such network will enable us to provide various advantages to our customers, including improved convenience.

・	Strengths of each bank are as listed below.

<Examples of Joyo Bank’s strength>
(i)
Joyo Bank group is the only one-stop financial service in the region with a well-established structure to provide lease, securities, think tank functions and information technology services, as well as banking services.

(ii)
Joyo Bank provides thorough support system for manufacturers, such as holding the “Joyo Manufacturing Forum,” where regional manufacturers are connected with major technology user enterprizes, and having the know-how on providing business opportunities working with major companies utilizing its own “Technology Proposal.”

(iii)
Joyo Bank has abundant sales know-how to serve as a gateway for the region utilizing contact points with large companies in Tokyo, such as expansion of sales channels for regional food companies and holding the “Joyo Commercial Food Fair” intended for interaction among companies, as well as efforts to attract enterprises to the region.

(iv)
Joyo Bank has high-quality, ample equity capital with capital adequacy ratio of 12.4% (as of March 31, 2015, consolidated), substantially in excess of 4% that is a requirement for domestic standard banks, and is in such good financial standing to be able to actively meet the need for funds of small and medium-sized enterprises.

<Examples of Ashikaga Bank’s strength>
(i)	Ashikaga Bank has a broad customer base, including the automobile and aviation industries, mainly in Tochigi Prefecture and eastern area of Gunma Prefecture.
(ii)
Ashikaga Bank has sales capabilities with thorough consulting services, suggesting solutions in response to each customer’s specific business environment and needs based on its relationship with the customers.

(iii)
Ashikaga Bank has strengths in fee-based business, such as sale of deposit assets for retail customers and provision of various solutions (such as syndicated loans, private offering notes and business matching) to corporate customers.

(iv)	Ashikaga Bank has wealth of know-how regarding low-cost operations gained through the reform of operations.

D. Organizational Structure Following the Business Integration
D-1	What will be the management philosophy of the new financial group?

・
The new financial group that will be established will be able to provide more convenient, high-quality comprehensive financial services that can only be achieved through the integration of leading regional banks.  The new financial group will also aim to maintain and promote the relationships with customers and deep understanding of local communities that the Banks have built over the years, as well as to achieve sustainable growth and improvement of corporate value as a driving force of regional development and revitalization.  The Banks will aim to become a group that is highly valued by each stakeholder through expansion of the opportunities for executives and employees and enhancement of their pride in and enjoyment of their duties.  Furthermore, the Banks will aim to become a financial group that is open to other regional financial institutions who share their corporate ideal.

D-2	What will be the role of the holding company?

・	The role of the holding company will be a strategic function and business management function that are necessary to realize the philosophy and corporate ideal that the new financial group desires.

D-3	Will Joyo Bank and Ashikaga Bank merge in the future?

・
In order to take advantage of traditional brands and names of Joyo Bank and Ashikaga Bank and to proactively contribute to solutions for regional issues and growth for customers and regional development and revitalization in both regions, we believe that maintaining each brand is important after the business integration, and therefore do not anticipate consummating a merger in the future at this point.

D-4	What will be the involvement with the respective local communities and regions?

・
Joyo Bank, with the corporate philosophy of “Practicing sound management, creation of values, and partnership with the home region,” has taken various measures from the perspective that it is able to contribute to the growth of its home communities and economy by providing high-quality and comprehensive financial services smoothly to its home customers through steady sales efforts and sound management.

・
Ashikaga Bank, with the corporate philosophy of “In harmony with our region,” positions its efforts to promote community-based finance as permanent measures by establishing “Relationship Banking ~ region-based management” as one of its management objectives to durably develop business activities in conformity with the corporate philosophy.

・
The new financial group to be established after the business integration will also integrate each bank’s management philosophy, utilize the wide area network and gather know-how of the two banks, seek to make ever higher-quality proposals, and proactively act as a driving force of regional development and revitalization in both regions.

F. Matters Relating to Stock
F-1	What kind of procedures do the shareholders need to complete in relation to the share exchange?

・
There are no particular procedures that need to be completed if the shareholder agrees to the business integration and continues to hold the holding company’s shares.  Since the definitive agreement has not been reached yet, details will be officially announced once they are determined.

・
With respect to the procedures necessary to complete when the shareholder receives or holds shares constituting less than one unit or a fraction of less than one share of the holding company, details will be officially announced once they are determined.

F-2	Will there be any shareholder special benefit program for the new financial group?

・	Policy relating to shareholder returns of the new financial group will be considered by the Integration Preparatory Committee.
・
With respect to the shareholder special benefits of Joyo Bank for fiscal year 2016, the special benefits will be provided in the same manner as before to the shareholders of record as of March 31, 2016 who own 1,000 shares or more.  (Ashikaga Holdings has not introduced any shareholder special benefit program.)

<Reference>
Joyo Bank’s existing shareholder special benefit program
	1.	Eligible shareholders
		・	Shareholders who own 1,000 shares or more of Joyo Bank’s stock as of the record date (March 31 every year)
	2.	Details of special benefit program
		・	Shareholders can select items from the shareholder special benefit catalogue which encompasses local specialties.
			(i)	1,000 shares or more and less than 5,000 shares: 2,500 yen worth of items
			(ii)	5,000 shares or more and less than 10,000 shares: 4,000 yen worth of items
			(iii)	10,000 shares or more: 6,000 yen worth of items

F-3	What will happen to dividends in the future?

・
At this point, we cannot answer any questions regarding dividends to be paid by Joyo Bank, Ashikaga Holdings and the holding company for next fiscal year and thereafter (i.e., fiscal year 2016 and following fiscal years).

・
For your reference, the estimated amount of annual dividend of Joyo Bank for fiscal year 2015 is 12.5 yen per share (6.0 yen of interim dividend + 6.5 yen of year-end dividend), including a commemorative dividend for the 80th anniversary.  In addition, the estimated amount of annual dividend of Ashikaga Holdings for fiscal year 2015 is 10.0 yen per share (5.5 yen of interim dividend + 4.5 yen of year-end dividend), including a commemorative dividend for the 120th anniversary of its wholly owned subsidiary, Ashikaga Bank.